UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2019

EAGLE FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-20146	54-1601306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Main Street P.O. Box 391 Berryville, Virginia	22611
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (540) 955-2510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2019, Eagle Financial Services, Inc. (the “Company”) entered into an employment agreement with Brandon C. Lorey, the Company’s President and Chief Executive Officer.  As previously disclosed, Mr. Lorey succeeds John R. Milleson, who retired from the Company following more than 20 years with the Company and its subsidiary bank, Bank of Clarke County.

The term of Mr. Lorey’s employment agreement, dated July 10, 2019 (the “Employment Agreement”), began on July 10, 2019 and will continue until December 31, 2021, unless terminated earlier in accordance with its terms.  After expiration of this initial term, the Employment Agreement will automatically extend each December 31 for successive one-year terms, unless either Mr. Lorey or the Company elects not to so extend.  The Employment Agreement provides for an initial base salary of $400,000 per year.  Mr. Lorey will receive a cash signing bonus of $50,000, and $30,000 for the purchase of the Company’s common stock.  In addition, Mr. Lorey will receive a $120,000 performance equity award, which will vest upon the achievement of certain financial metrics and other terms, and a $100,000 restricted stock award in each of his first two years of his employment, each of which will vest one year after the grant date.  Mr. Lorey will be eligible for reimbursement of certain business expenses, including up to $100,000 of actual relocation expenses, and will be eligible for bonuses or other incentive compensation, if any, in an amount determined by the Board of Directors. He is also entitled to participate in the Company's employee benefit plans and programs for which he is or will be eligible.
The Employment Agreement provides for the termination of Mr. Lorey’s employment by the Company without “Cause” or by him for “Good Reason” in the absence of a “Change of Control” (as those terms are defined in the Employment Agreement). In such cases, Mr. Lorey will be entitled to receive (i) his then-current base salary for two years following his termination, (ii) a payment in cash equal to the greater of his highest cash bonus in any of the three fiscal years before the year in which termination occurs and the amount of cash bonus that he was designated to receive under the Company’s annual incentive plan, (iii) a welfare continuance benefit of $15,000 and (iv) reasonable out-placement services paid by the Company up to an amount that does not exceed 10% of annual base salary. Mr. Lorey will not be entitled to any compensation or other benefits under the agreement if his employment is terminated for cause. If Mr. Lorey’s employment is terminated by the Company without “Cause” or by him for “Good Reason” within one year following a “Change of Control” (as defined in the Employment Agreement), he will receive an amount equal to 299% of his average total compensation over the most recent five calendar year period of his employment with the Company prior to the change of control (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended). Mr. Lorey’s entitlement to the foregoing severance payments is subject to his release and waiver of claims against the Company and his compliance with certain restrictive covenants as provided in the Employment Agreement.
The Employment Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 12 months following the last day of Mr. Lorey’s employment.
The full text of the Employment Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.
10.1	Employment Agreement, dated July 10, 2019, between Eagle Financial Services, Inc. and Brandon C. Lorey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Financial Services, Inc.

Date: July 12, 2019	By:	/s/ KATHLEEN J. CHAPPELL
Kathleen J. Chappell
Senior Vice President and CFO

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